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                                                                     Exhibit 3.1




                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PREDICTIVE SYSTEMS, INC.


                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

                  Predictive Systems, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

                  DOES HEREBY CERTIFY:

                  FIRST: That the Corporation was originally incorporated in Delaware under the name Predictive Systems, Inc., and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 4, 1999.

                  SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of the issued and outstanding Common Stock, $0.001 par value in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware;

                  THIRD: That the resolution setting forth the proposed amendment and restatement is as follows:

                  "RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                    ARTICLE I

                                      NAME

            The name of this Corporation is Predictive Systems, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, State of Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


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                                   ARTICLE III

                                     POWERS

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The Corporation is to have a perpetual existence.

                                   ARTICLE IV

                                  CAPITAL STOCK

                  The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Seventy Million (70,000,000) shares. Fifty Million (50,000,000) shares shall be designated as Common Stock and Twenty Million (20,000,000) shares shall be designated as Preferred Stock. The Common Stock and the Preferred Stock shall have the rights, preferences and privileges set forth below. The Common Stock shall have a par value of $0.001 and the Preferred Stock shall have a par value of $0.001.

         A. SERIES A CONVERTIBLE PREFERRED STOCK.

                  1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 6,512,316. Capitalized terms used in this Section A and not otherwise defined in this Section A shall have the meanings set forth in Section 10 below.

                  2. RANK.

                           (a) The Series A Preferred Stock shall with respect
to distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock")) and (ii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (collectively with the Common Stock, the "Junior Stock").

                  3. DIVIDENDS. The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends except in accordance with this
Section 3. If the Corporation declares and pays dividends on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

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                  4. LIQUIDATION PREFERENCE.

                           (a) Upon the occurrence of a Liquidation, the holders
of shares of Series A Preferred Stock shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of the assets of the Corporation legally available for distribution to its stockholders, an amount per share in cash equal to (i) $2.850787 (the "Liquidation Preference") plus
(ii) all declared and unpaid dividends thereon, if any, to the date fixed for such Liquidation, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets legally available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                           (b) After the holders of all shares of Series A
Preferred Stock shall have been paid in full the amounts to which they are entitled under Section 4(a), the shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation, all the shares of Series A Preferred Stock shall become null and void and the holders thereof shall have no rights thereunder, and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

                           (c) Written notice of a Liquidation stating a payment
or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  5. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

                  6. VOTING RIGHTS; ELECTION OF DIRECTORS.

                           (a) The holders of Series A Preferred Stock shall be
entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                           (b) Each outstanding share of Series A Preferred
Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock, voting together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon with the Common Stock, if any). With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 7(a) on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

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                           (c) At any time prior to the consummation of the
Initial Public Offering, if General Atlantic Partners 54, L.P. and/or any affiliate thereof in the aggregate own (i) both (x) at least a majority of the outstanding shares of Series A Preferred Stock and (y) shares of Common Stock and/or Series A Preferred Stock or other securities of the Corporation convertible into or exchangeable for shares of Common Stock that represent (after giving effect to any adjustments) at least 10% of the total number of shares of Common Stock outstanding on an as converted basis, then the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (the "Series A Directors") or (ii) both
(x) at least a majority of the outstanding shares of Series A Preferred Stock and (y) shares of Common Stock and/or Series A Preferred Stock or other securities of the Corporation convertible into or exchangeable for shares of Common Stock that represent (after giving effect to any adjustments) less than 10% but at least 3% of the total number of shares of Common Stock outstanding on an as converted basis, then the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one director of the Corporation. The Series A Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon with the Common Stock, if any) with respect to the election of all of the other directors of the Corporation. If the conditions set forth in the first sentence of this Section 6(c) necessary for the holders of the Series A Preferred Stock to vote as a separate class for the election of directors are not satisfied, the Series A Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation elected by such holders. At any meeting held for the purpose of electing directors at a time when the Series A Preferred Stock is entitled to vote as a separate class for the election of the Series A Directors, (i) the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of the Series A Director; (ii) the holders of Series A Preferred Stock shall be entitled to cast one vote per share of Series A Preferred Stock in any such election; and (iii) the Series A Directors shall each be elected by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. Until the consummation of the Initial Public Offering, a vacancy in a directorship held by either of the Series A Directors pursuant to this Section 6(c) shall be filled only by vote or written consent of the holders of the Series A Preferred Stock.

                  7. CONVERSION.

                           (a) OPTIONAL CONVERSION. Any holder of Series A
Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the conversion price of $2.850787 per share, subject to adjustment as provided in Section 7(e) (such price, the "Conversion Price"), then in effect. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice that the holder elects



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to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(k). All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the date of such conversion.

                           (b) AUTOMATIC CONVERSION. (i) Immediately prior to
the closing of the Initial Public Offering or (ii) upon the conversion or election to convert under Section 7(a) hereof into Common Stock of at least 67% of all shares of Series A Preferred Stock issued hereunder, whichever is earlier, each outstanding share of Series A Preferred Stock shall be automatically converted, with no further action required to be taken by the Corporation or the holder thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock being converted multiplied by the quotient of
(x) the Liquidation Preference divided by (y) the Conversion Price then in effect.

                  Immediately upon conversion as provided herein, each holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder's Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such Person. Upon notice from the Corporation, each holder of Series A Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by notice to the holders of Series A Preferred Stock) certificates representing the shares so converted.

                           (c) As promptly as practicable after the surrender of
certificate(s) representing any shares of Series A Preferred Stock as to which notice of conversion has been delivered to the Corporation, the Corporation shall deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares of Series A Preferred Stock have been converted in accordance with the provisions of this Section 7. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

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                           (d) To the extent permitted by law, when shares of
Series A Preferred Stock are converted, all dividends declared and unpaid, if any, on the shares of Series A Preferred Stock so converted to the date of conversion shall be immediately due and payable; and, to the extent the Corporation has legally available funds therefor, payment of such declared and unpaid dividends shall accompany the shares of Common Stock issued upon such conversion.

                           (e) ANTI-DILUTION ADJUSTMENTS. The Conversion Price,
and the number and type of securities to be received upon conversion of the Series A Preferred Stock, shall be subject to adjustment as follows:

                           (i) DIVIDEND, SUBDIVISION, COMBINATION OR
RECLASSIFICATION OF COMMON STOCK. In the event that the Corporation shall at any time or from time to time, prior to conversion of the Series A Preferred Stock,
(w) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock, or in which holders of such shares participate, in the manner provided in Section 3) on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(e)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the record date applicable to such event. An adjustment made pursuant to this Section 7(e)(i) shall become effective retroactively to the close of business on the day upon which such corporate action becomes effective.

                           (ii) ISSUANCE OF COMMON STOCK OR COMMON STOCK
EQUIVALENTS BELOW CONVERSION PRICE. In the event that the Corporation shall at any time or from time to time, prior to conversion of the Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share (the "New Issue Price") that is less than the Conversion Price then in effect as of the record date or Issue Date referred to in the following sentence, as the case may be (the "Relevant Date") (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another paragraph of this Section 7(e) and (B) issuances of Common Stock in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the



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number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock into which such Common Stock Equivalents may convert, exchange or be exercised plus the number of shares of Common Stock which the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant Date) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised). Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued or sold, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, to the date of such issuance (the "Issue Date"); PROVIDED, HOWEVER, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(e)(ii) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised; and PROVIDED FURTHER, that if any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this
Section 7(e)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                           (iii) CERTAIN DISTRIBUTIONS. In case the Corporation
shall at any time or from time to time prior to conversion of the Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions paid or made to holders of shares of Series A Preferred Stock, or in which holders of such shares participate, in the manner provided in Section 3, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(e) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those distributions in respect of which an adjustment in the Conversion Price is made pursuant to another paragraph of this Section 7(e) and any distribution in connection with an Excluded Transaction), then, and


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in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) OTHER CHANGES. In case the Corporation at any
time or from time to time, prior to the conversion of the Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(e)(i) through (ii) or Section 7(h) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Series A Preferred Stock).

                           (V) DE MINIMIS ADJUSTMENTS. Notwithstanding anything
herein to the contrary, no adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 7(e)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                           (f) ABANDONMENT. If the Corporation shall take a
record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

                           (g) CERTIFICATE AS TO ADJUSTMENTS. Upon any increase
or decrease in the Conversion Price, the Corporation shall within a reasonable period (not to exceed 15 days) following the consummation of any of the foregoing transactions deliver to each registered holder of Series A Preferred Stock a certificate, signed by (i) the President or a Vice President of the Corporation and (ii) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment



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and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                           (h) REORGANIZATION, RECLASSIFICATION. In case of any
capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), the Corporation shall execute and deliver to each holder of Series A Preferred Stock at least ten (10) Business Days prior to effecting such capital reorganization or reclassification a certificate stating that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock or other securities, property or cash receivable upon such capital reorganization or reclassification by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such capital reorganization or reclassification, and provision shall be made therefor in the agreement, if any, relating to such capital reorganization or reclassification. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
7. The provisions of this Section 7(h) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

                           (i) NOTICES. In case at any time or from time to
time:

                                    (w) the Corporation shall declare a dividend
(or any other distribution) on its shares of Common Stock;

                                    (x) the Corporation shall authorize the
granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                                    (y) there shall be any reorganization or
reclassification of the Common Stock;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such reorganization or reclassification is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reorganization or reclassification. Notwithstanding the foregoing, in the case of any event to which Section 7(h) is applicable, the Corporation shall also deliver the certificate described in such Section 7(h) to each holder of Series A Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

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                           (j) RESERVATION OF COMMON STOCK. The Corporation
shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

                           (k) NO CONVERSION TAX OR CHARGE. The issuance or
delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any documentary stamp, or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                  8. CERTAIN REMEDIES. Any registered holder of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Incorporation and to enforce specifically the terms and provisions of this Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

                  9. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                  10. DEFINITIONS. As used in this Section A, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Board of Directors" means the Board of Directors of the Corporation.

                  "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

                  "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Common Stock Equivalent" shall mean any security or obligation which is by its terms exercisable or convertible into shares of Common Stock or another Common Stock Equivalent, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock.

                  "Conversion Price" shall have the meaning ascribed to it in
Section 7(a) hereof.

                  "Current Market Price" per share shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition of "Market Price" herein of the Common Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in an over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

                  "Excluded Transaction" means (i) any issuance by the Corporation to employees, consultants or directors of the Corporation of options to purchase shares of Common Stock pursuant to a stock option plan or any other employee benefit arrangement approved by the Board of Directors, and (ii) any issuance of Common Stock upon the conversion of shares of Series A Preferred Stock.

                  "Initial Public Offering" shall mean the Corporation's first underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act (i) resulting in aggregate net proceeds (after expenses and underwriting commissions and discounts) to the Corporation and any selling stockholders of at least $25,000,000, and (ii) in which the IPO Valuation is at least $100,000,000.

                  "IPO Valuation" shall mean the amount equal to the product of
(i) the number of issued and outstanding shares of Common Stock on a fully diluted basis (other than Common Stock Equivalents that are not "in-the-money") multiplied by (ii) the midpoint of the anticipated price range per share of the Common Stock to be offered in the Initial Public Offering as set forth in the information provided in the initial registration statement for purposes of calculating the Commission filing fee.

                  "Issue Date" shall have the meaning ascribed to it in Section 7(e)(ii) hereof.

                  "Junior Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Liquidation" shall mean (a) the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation, (b) a Merger or (c) a Sale.

                  "Liquidation Preference" shall have the meaning ascribed to it in Section 4(a) hereof.

                  "Market Price" shall mean, as of the date of determination,
(a) the closing price per share of Common Stock on the principal national securities exchange on which such security is listed at the time (or if there have been no sales on such exchange on such day, the average of the highest bid and lowest asked prices on such exchange on such day); or (b) if the Common Stock is not listed on a national securities exchange at the time, the sales price of the Common Stock as reported on the Nasdaq National Market as of 4:00 p.m., New York City time, on such date (or, if there is no reported sales price of the Common Stock on the Nasdaq National Market on such date, the average of the representative bid and asked prices quoted on the Nasdaq National Market as of 4:00 p.m. New York City time on such day); or (c) if such Common Stock is not reported on the Nasdaq National Market at the time, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 p.m., New York City time, on such date; or (d) if the Common Stock is not quoted on the Nasdaq System at the time, the average of the highest bid and lowest asked prices on such date in the over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization; or (e) if none of (a), (b), (c) or (d) is applicable, a market price per share determined at the Corporation's expense by an appraiser chosen by mutual agreement of the Corporation and the holders of a majority of the shares of Series A Preferred Stock. Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

                  "Merger" shall mean (x) the merger or consolidation of the Corporation into or with one or more Persons or (y) the merger or consolidation of one or more Persons into or with the Corporation, if, in the case of (x) or
(y), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person.

                  "New Issue Price" shall have the meaning ascribed to it in
Section 7(e)(ii) hereof.

                  "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

                  "Relevant Date" shall have the meaning ascribed to it in
Section 7(e)(ii) hereof.

                  "Sale" shall mean the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Corporation.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Series A Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

         B. COMMON STOCK.

                  1. DESIGNATION. A total of 70,000,000 shares of the Corporation's common stock shall be designated as Common Stock, $.001 par value per share.

                  2. VOTING.

                           (a) ELECTION OF DIRECTORS. The holders of Common
Stock voting together with the holders of outstanding Series A Preferred Stock as a single class shall be entitled to elect all of the Directors of the Corporation (other than the Directors who are subject to election by the holders of Series A Preferred Stock as a separate class) for so long as any shares of Series A Preferred Stock remain outstanding and, thereafter, shall be entitled to elect all of the Directors of the Corporation. Such Directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a Director for any reason, the vacancy shall only be filled by the vote of the outstanding shares entitled to vote for such Directors, in the manner and on the basis specified above.

                           (b) OTHER VOTING. The holder of each share of Common
Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of the Series A Preferred Stock as a single class upon any items submitted to a vote of stockholders, except as otherwise provided herein.

                  3. DIVIDENDS. The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion with the holders of Series A Preferred Stock and Common Stock sharing pari passu in such dividends as contemplated by Section A.3.

                  4. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

                                    ARTICLE V

                  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

                  Elections of directors need not be written by ballot unless the by-laws of the Corporation shall so provide.

                  The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the board of directors of the Corporation.

                                   ARTICLE VI

                       LIMITATION OF DIRECTOR'S LIABILITY

                  Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the General Corporation Law is amended after approval by the stockholders of this ARTICLE VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                   ARTICLE VII

                                    AMENDMENT

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on a stockholder herein are granted subject to this reservation.

                                  ARTICLE VIII

                  The corporation hereby elects in this Amended and Restated Certificate of Incorporation not to be governed by Section 203 of the General Corporation Law of Delaware.

                                   ARTICLE IX

                              STOCKHOLDER MEETINGS

                  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

                                    ARTICLE X

                            COMPROMISE OR ARRANGEMENT

                  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

                  Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE XI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

                  The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

                  The indemnification rights provided in this ARTICLE XI (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE XI."

                  IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of the Corporation this 4th day of March, 1999.



                              /s/ Ronald Pettingill
                              ------------------------------------------
                              Ronald Pettingill, Chief Executive Officer





                             /s/ Robert Belau
                             ------------------------------------------
                             Robert Belau, Secretary




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